Exhibit 10.1

SECOND ADDENDUM TO PATENT LICENSE AGREEMENT

THIS ADDENDUM, effective upon execution by the parties hereto, is entered into by SI Diamond Technology, Inc., a corporation of Texas having its principal place of business at Austin, Texas (herein called SIDT or "Licensee"), and Till Keesmann, an individual having an address at Heidelberg, Germany (herein called "Licensor").

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed as follows:

ARTICLE 16.	CONTINUATION OF THE PATENT LICENSE AGREEMENT WITH CERTAIN NEW OBLIGATIONS
16.00

The first Addendum To Patent License Agreement between the parties dated August 7, 2002, is struck as concerns its Paragraphs 15.01-15.05.  Otherwise, the Patent License Agreement between the parties dated May 26, 2000, continues uninterrupted and with all of its original provisions intact and binding upon the parties, except that the Patent License Agreement provision for payment at Paragraph 6.02(a) thereof has been struck in accordance with the first Addendum and the Paragraphs 16.00-16.05 herein shall henceforth be considered provisions under the Patent License Agreement.

16.01	Licensee shall pay to Licensor an aggregate of $500,000 U.S. dollars, no later than May 15, 2003. Failure to make payment, in the aggregate, of $500,000 results in this License being terminated.
16.02	As a first portion payment toward the aggregate $500,000, Licensee shall have paid to Licensor, effective with this Second Addendum, $100,000 U.S. dollars, in cash or which will be realized by the sale of SIDT common stock either: i) issued to Licensor with such stock able to be sold by Licensor after the registration of such SIDT common stock becomes effective or ii) not issued to Licensor, but the proceeds from such sale in the amount of $100,000 being paid to Licensor in cash.    Licensee shall give Licensor immediate notice when the registration becomes effective.  The number of shares of such stock is to be determined by dividing $100,000 by the market price of SIDT's common stock.  The market price will be determined by taking the average closing price of SIDT's common stock, as quoted on the NASDAQ OTC Bulletin Board System, for the five trading days preceding the date the registration statement covering the shares issued in connection with this Agreement is declared effective.  Licensor agrees to sell shares issued to him on a basis which should reasonably minimize the impact on the stock price during the course of a period up to thirty calendar days beginning the day after the registration statement covering these shares is declared effective.  The parties further agree to review the status of the sales of shares after twenty-one days and, if SIDT so requires, to extend the sale period to December 30, 2002.  If Licensor sells any of the shares issued to him in the thirty calendar day or adjusted sale period beginning the day after the registration statement covering these shares is declared effective, and the net proceeds from the sale of those shares are less than the market price (as defined above) times the number of shares sold, Licensee agrees to issue additional shares of common stock, or an equivalent amount of cash, to make up the shortfall.  To determine if any additional payment is due under this Agreement, all calculations will be made on an aggregate basis.  If shares are sold at prices both above and below the market price as defined above, total net proceeds will be compared with the total number of shares times the market value as defined above.  Licensor accepts all market risk on all shares still held at the end of the thirty day or adjusted sale period beginning after the registration statement is declared effective.  If a portion of the shares are sold, all calculations will be made on a pro-rata basis.  For example, if one-half of the shares received by Licensor are sold during the thirty day or adjusted sale period, Licensee will make up the shortfall, if any, on the shares sold as compared to one-half of the expected market value.  Licensor will bear the market risk for the remaining one-half of the shares that were not sold, regardless of the market price of the SIDT common stock at the end of the thirty day or adjusted sale period.

16.03	As balance of payment toward the aggregate of $500,000, the remaining payment of $400,000 U.S. dollars shall be in cash and its due date, previously November 15, 2002, is extended to May 15, 2003.
16.04	If the payments described herein are not diligently made, Licensor may terminate the Patent License Agreement upon written notice to Licensee.
16.05

Licensee, through its U.S. patent counsel, shall assume lead responsibility on behalf of Licensor for prosecuting the reissue application(s) based on U.S. Patent 5,773,921, issued June 30, 1998.   The activities of Licensee in this regard are subject to approval by Licensor’s U.S. patent counsel before being implemented, so that, for example, all intended communications to the U.S. Patent Office must be previewed to Licensor’s U.S. patent counsel before they are made and all communications from the U.S. Patent Office must be promptly reported to Licensor’s U.S. patent counsel.  Licensor and Licensee will henceforth separately pay their respective U.S. patent counsel for this work.  Patent prosecution work in connection with the reissue application(s) performed by Licensor’s U.S. patent counsel up to the date of this Second Addendum shall be paid for by Licensee in accordance with the Patent License Agreement, Paragraph 5.01.

IN WITNESS THEREOF the parties have caused this Second Addendum to be executed by their duly authorized officers on the respective dates and at the respective places hereinafter set forth.

TILL KEESMANN

                                                                                    By:   /s/ Till Keesman
                                                                                                Name: Till Keesmann

Signed at: __________________                                                Date:   November 15, 2002

                                                                                    By:   /s/ Hubert Grosse-Wilde
                                                                                                Name: Hubert Grosse-Wilde

Signed at: __________________                                                Date:   November 15, 2002

SI DIAMOND TECHNOLOGY, INC.

                                                                                    By:   /s/ Marc W. Eller
                                                                                                Name: Marc W. Eller
                                                                                                Title: CEO

Signed at:    Dallas, Texas                                                          Date:   November 18, 2002

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